EXHIBIT 99

FOR IMMEDIATE RELEASE
Date: April 20, 2012
For Further Information Contact:
Donald E. Gibson
President & CEO
(518) 943-2600
donaldg@tbogc.com

GREENE COUNTY BANCORP, INC.
ANNOUNCES QUARTERLY CASH DIVIDEND

Catskill, NY – April 20, 2012.  Greene County Bancorp, Inc. (NASDAQ-GCBC) today announced that its Board of Directors has approved the continuation of the Company’s regular quarterly cash dividend of $0.175 per share.  The dividend reflects an annual cash dividend rate of $0.70 per share.

The cash dividend for the quarter ended March 31, 2012 will be paid to shareholders of record as of May 15, 2012.  The $0.175 per share quarterly dividend will be payable on June 1, 2012.

The Company is the majority-owned subsidiary of Greene County Bancorp, MHC, a federal mutual holding company, which owns 55.3 percent of the Company’s outstanding shares.  Greene County Bancorp, MHC has waived its right to receive dividends on its shares of the Company’s common stock for the quarter end March 31, 2012, and the Federal Reserve Board has issued its non-objection to the waiver.

Greene County Bancorp, Inc. is the direct and indirect holding company, respectively, for The Bank of Greene County, a federally-chartered savings bank, and Greene County Commercial Bank, a New York-chartered commercial bank, both headquartered in Catskill, New York.  The Banks serve Greene, Columbia and Albany Counties in New York from twelve full-service branch locations.

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